Exhibit 10.28

[CBOE LETTERHEAD]

PRIVATE AND CONFIDENTIAL

David Howson

[***Personally

       identifiable

     information omitted***]

December 19, 2019

Dear Dave,

I am pleased to extend an offer of employment to you as President, Cboe Europe Limited. The effective date of your new role will be January 1, 2020, however, your continuous service will be deemed to have commenced on the date you joined Cboe Global Markets on June 11, 2013.

You will receive a base salary of £420,000 annually paid in accordance with our regular payroll practices. You will be eligible to participate in the annual short-term discretionary incentive plan with a target percentage of 110%, subject to the financial performance of the Company as well as your individual performance.

In addition, you will be eligible for a long term incentive grant of a targeted amount of $650,000 (USD), of which $325,000 will be RSU and $325,000 will be PSU, subject to typical Committee and Board approval in February 2020.

Health insurance will be provided for you and your family. And, an annualized matched pension contribution of up to 5% of your base salary will be provided. Finally, you will receive 30 days of paid vacation days per calendar year.

Upon acceptance we will forward you a draft contract for your review and consideration.

Dave, you have my commitment and confidence in your leadership as you assume this pivotal role. I am truly excited about our future prospects as you help drive our business forward!

Yours sincerely,

Ed Tilly

Chairman, CEO and President

Cboe Global Markets

/s/ Edward T. Tilly12/19/19

SignatureDate

/s/ D. Howson